Exhibit 99.2

FOR:	AMPAL-AMERICAN ISRAEL CORPORATION
CONTACT:	Irit Eluz
CFO - SVP Finance & Treasurer
1 866 447 8636
irit@ampal.com

FOR:	KM - Investor Relations
CONTACT:	Roni Gavrielov
011-972-3-516-7620
roni@km-ir.co.il

FOR:	PM-PR Media consultants
CONTACT:	Zeev Feiner
011-972-50-790-7890
z@pm-pr.com

Ampal Reaches Agreement in principle on a Proposed Outline with the Series B Debenture Holders' Committee

TEL AVIV, Israel, April 4, 2012 – Ampal-American Israel Corporation (Nasdaq: AMPL), a holding company in the business of acquiring and managing interests in various businesses, announced today, following its previous announcements dated January 18, 2012, January 22, 2012, March 5, 2012 and March 6, 2012, that Ampal has reached an agreement in principle on a proposed outline for arrangement (the "Term Sheet") with Ampal's Series B Debenture holders’ committee, formed by the Series B Debenture holders (the "B Committee"). The Term Sheet sets out the proposed guiding principles for a detailed agreement to modify the terms of all of Ampal’s outstanding Debentures. Ampal intends to seek the consent of the committee elected by Ampal's Series A and Series C Debenture holders (the “A+C Committee”) to the Term Sheet.

According to the Term Sheet, Ampal will postpone all of the principal payments due to all of its Series A, Series B and Series C Debentures (collectively, the “Debentures”) by two years (the "Postponement Period"), and will continue to make interest payments due to all of its Debentures, in accordance with the original amortization schedule.

The Term Sheet includes various undertakings to be taken by both Ampal and by its controlling shareholder group upon final agreement, including, among others:

1.	Additional interest through the maturity of the entire debt due under the Debentures at a rate to be agreed to by the Company and the Committees;

2.	Issuance to the Debenture holders of listed warrants to purchase 23% (on a fully diluted basis) of Ampal's Class A stock;

3.	Providing security to the Debenture holders through security interests on Ampal's holdings and assets;

4.
Ampal’s controlling shareholder group will grant the Debenture holders a security interest up to a value of US$20 million on a portion of Ampal's controlling shareholder group’s interests in the Ethanol project in Colombia held by the controlling shareholder group (the "Ethanol Project");

5.	Ampal will be subject to several financial covenants, and will be prohibited from making new investments without the prior approval of the Debenture holders;

6.	Ampal will not pay Mr. Maiman, the Chairman, President and CEO of the Company and a member of Ampal's controlling shareholder group, any salary during the Postponement Period;

7.	Mr. Maiman will undertake to maintain the controlling shareholder’s group control of Ampal and reduce management fees by approximately 50%;

8.
The Debenture holders will receive a put option on the loan made by Ampal to the controlling shareholder group with regard to the Ethanol Project, permitting the Debenture holders to cause Ampal to call the loan or to sell the shares Ampal will own in the Ethanol Project to the controlling shareholder group for US$22.5 million (plus interest);

9.
Ampal's controlling shareholder group will contribute an additional amount of US$6 million, partly in cash and partly by transfer of assets, in consideration for the issuance of shares of Ampal’s Class A Stock;

10.	Debenture holders will have the right to appoint an observer to Ampal's board of directors meetings;

11.	Ampal will not pay dividends or other payments to its shareholders until 50% of the outstanding principal payments due to the Debentures have been repaid to the Debenture holders;

12.	Ampal’s general and administrative expenses during the Postponement Period will be reduced substantially, the specific amount to be agreed between the Company and the Committees; and

13.	The payments to Ampal’s unsecured financial creditors will be postponed for the Postponement Period and they will benefit from the same applicable terms as detailed in the Term Sheet.

There is no assurance that Ampal will reach detailed agreements with the Committees, or if such agreements are reached, that they will be approved by the Debenture holders.

The Series A, Series B and Series C Debentures are listed on the Tel Aviv Stock Exchange. The Series A, Series B and Series C Debentures' offerings were made solely to certain non-U.S. institutional investors in accordance with Regulation S under the U.S. Securities Act of 1933, as amended.  The Series A, Series B and Series C Debentures have not been and will not be registered under the U.S. securities laws, or any state securities laws, and may not be offered or sold in the United States or to United States persons without registration unless an exemption from such registration is available.  This notice does not constitute an offer to sell the Series A, Series B and Series C Debentures nor is it a solicitation for an offer to purchase the Series A, Series B and Series C Debentures. Further, this press release shall not constitute any offer, solicitation or sale of any of the Series A, Series B and Series C Debentures in any jurisdiction in which such offering sold would be unlawful.

About Ampal:
Ampal and its subsidiaries acquire interests primarily in businesses located in the State of Israel or that are Israel-related. Ampal is seeking opportunistic situations in a variety of industries, with a focus on energy, chemicals and related sectors. Ampal’s goal is to develop or acquire majority interests in businesses that are profitable and generate significant free cash flow that Ampal can control. For more information about Ampal please visit our web site at www.ampal.com.

Safe Harbor Statement
Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Ampal that are based on the beliefs of management of Ampal as well as assumptions made by and information currently available to the management of Ampal. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and similar expressions as they relate to Ampal or Ampal's management, identify forward-looking statements. Such statements reflect the current views of Ampal with respect to future events or future financial performance of Ampal, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq and Egypt, and the global business and economic conditions in the different sectors and markets where Ampal's portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Ampal or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to the Ampal's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. Ampal assumes no obligation to update or revise any forward-looking statements.